Exhibit 1.01
Conflict Minerals Report of Trinity Industries, Inc.
in Accordance with Rule 13p-1 under the Securities Exchange Act of 1934
Background and Overview
This is the Conflict Minerals Report of Trinity Industries, Inc. (“Trinity”, “Company”, “we”, or “our”) for the reporting year ended December 31, 2016 presented to comply with Rule 13p-1 (the “Rule”) under the Securities Exchange Act of 1934 (the “1934 Act”). The Rule imposes certain reporting obligations on Securities and Exchange Commission (“SEC”) registrants whose manufactured or contracted to manufacture products contain conflict minerals necessary to the functionality or production of their products. Conflict minerals are defined as cassiterite, columbine-tantalite, gold, wolframite, or their derivatives, which are limited to tin, tantalum, tungsten, and gold (collectively, “3TGs”) for the purposes of this report. These requirements apply to all registrants regardless of the geographic origin of the conflict minerals and whether or not they fund armed conflict in the Covered Countries defined as the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia, and Angola (“Covered Countries”). Please refer to the Rule, Form SD and the 1934 Act Release No. 34-67716 for definitions of the terms and phrases used in this report, unless otherwise defined herein.
As further described in the Company’s 2016 Annual Report on Form 10-K filed with the SEC on February 17, 2017, the Company reports operating results in five principal business segments: four manufacturing business segments: the Rail Group, the Construction Products Group, the Inland Barge Group, and the Energy Equipment Group, and one non-manufacturing business segment: the Railcar Leasing and Management Services Group. Our manufacturing operations are located in the U.S., Mexico, and Canada.
We manufacture certain products that may contain small amounts of 3TGs necessary to their functionality and/or production. Trinity does not directly purchase materials from the Covered Countries and, as a diversified industrial manufacturer with an extensive supply chain, the Company is far removed from the actual mining of any 3TGs. Due to the scale and extent of our supply chain, we rely on our direct suppliers to provide information on the origin of 3TGs which may be contained in our products.
As described more fully below, Trinity’s conflict minerals program and due diligence framework are consistent with the five steps of the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD 2016) (“OECD Framework”), an internationally recognized due diligence framework.
Establishment of strong company management systems

•	Development of a policy and communication of the policy to selected vendors whose products were determined to potentially contain 3TGs;

•	A conflict minerals committee periodically reporting to the Company’s executive management;

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A conflict minerals team comprised of representatives from Trinity’s corporate office and all of Trinity’s business segments (excluding the Railcar Leasing and Management Services Group), including executive level support, with representation from various functions such as supply chain management, engineering, legal, and accounting;

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Conflict minerals training to designated employees, including a summary of the relevant requirements of the Rule, Trinity’s obligations under the Rule, and the processes Trinity designed to evaluate and respond to the risk of 3TGs in its supply chain; and

•	An integrity helpline where employees or third parties may report any concerns about or violation of the policy with respect to the sourcing of 3TGs.
Trinity conducts a reasonable country of origin inquiry (“RCOI”) to identify raw material inventory items potentially containing 3TGs, including a conflict minerals assessment of applicability to determine which business units have manufactured or contracted to manufacture products having a likelihood of a presence of 3TGs that are necessary to the functionality or production of their products. As necessary, based on the results of the aforementioned processes, Trinity performs certain due diligence efforts in compliance with the OECD Framework.
The application and results of this program for the year ended December 31, 2016, as well as additional risk mitigation efforts, are described more fully below.
Reasonable Country of Origin Inquiry
We conducted Trinity’s RCOI as follows:
Identified and assessed risk in the supply chain

•	Performed an assessment of the applicability of the Rule to each of our five principal business segments and determined that:

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The Rule does not apply to 1) our Railcar Leasing and Management Services Group because it has no manufacturing operations; 2) our aggregates business unit included in the Construction Products Group because those operations source raw materials entirely within the U.S.

◦	Performed procedures for all other businesses to determine the presence of 3TGs.

•	Identified products supplied to Trinity that potentially contain 3TGs necessary to the functionality and/or production of the product.

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Management of these business units reviewed the listing of materials received during 2016 to identify those materials potentially containing 3TGs necessary to the functionality and/or production of our manufactured product.

•	We stratified the Company’s list of potential 3TG suppliers to identify and focus efforts on the suppliers that make up the top 97% of the total potential 3TG spend.

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Conducted a supply chain survey using the Conflict Minerals Reporting Template (“CMRT”) developed by the Conflict-Free Sourcing Initiative (“CFSI”), requesting identified suppliers of products potentially containing 3TGs to identify smelters and refiners and country of origin of the 3TGs contained in products they supply to Trinity.

◦	93% of the surveyed suppliers responded to the request.

◦	73% of the respondents confirmed that their products did not contain 3TGs or were made from recycled or scrap products.

◦	15% of the respondents indicated their products contained 3TGs necessary for the production of their products; however the 3TGs did not originate from the Covered Countries.

◦	The remaining respondents (12%) were unable to determine the source of 3TGs in their products.

◦	No respondents indicated the 3TGs in the products we purchased came from the Covered Countries.

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Based upon responses from identified suppliers described above, a very small portion (approximately 1%) of the total cost of raw material inventory items purchased by the Company during 2016 potentially contain 3TGs from an undeterminable source.

Due Diligence
Design of the due diligence framework
Trinity's due diligence processes, consistent with the OECD Framework, are described below.
Description of the due diligence efforts performed
Designed and implemented a strategy to respond to identified risks

•	Assessed the CMRTs received from our suppliers for completeness and reasonableness.

•	Contacted respondents to obtain additional clarifying information in certain instances where survey responses were incomplete or contained possibly inaccurate information.

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We have access to the findings of the Conflict-Free Smelter Program (“CFSP”) to gain insight into the country of origin, chain of custody and conflict status of our 3TGs. Established by members of the Electronic Industry Citizenship Coalition and the Global e-Sustainability Initiative (“GeSI”), CFSP is a voluntary program in which an independent third party evaluates smelters’ and refiners’ procurement and inventory practices and determines whether the smelter or refiner has demonstrated that all the materials it processed originated from conflict free sources.

•	Regularly reported to designated senior management the findings of the supply chain risk assessment, such as suppliers’ reporting status.

•	Designed and implemented a follow-up system for non-responsive suppliers.

•	Continued our supplier communication, training and escalation processes to improve due diligence data accuracy and completion by partnering with an online conflict minerals tool provider.

•	Provided all identified suppliers with access to a Conflict Minerals Supplier Success Center and provided access to training for suppliers who failed to respond.
Independent third-party audit of supply chain due diligence at identified points in the supply chain

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Trinity does not have a direct relationship with any 3TG smelters or refiners, nor do we perform direct audits of those entities that may provide 3TGs to our supply chain. However, we do rely upon the industry initiatives (such as the CFSI), as well as industry efforts to influence smelters and refiners to be certified through independent third-party audit programs.

Report on supply chain due diligence

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Report on our supply chain due diligence policies and practices on an annual basis by filing a Form SD and Conflict Minerals Report, if necessary, with the SEC as required and made publicly available on our website, www.trin.net.

Due Diligence Results
After conducting the due diligence procedures described previously, we are not able to determine at this time all the smelters and refineries used to process all necessary 3TGs, nor are we able to determine the country of origin of all necessary 3TGs contained in our products; however, our efforts are ongoing and no respondents indicated the 3TGs in the products we purchased came from the Covered Countries.
Product Information
We determined that the following products may contain very small amounts of 3TGs: 1) certain railcars manufactured by our Rail Group; 2) certain highway and shoring products manufactured by our Construction Products Group; 3) certain types of storage and distribution containers, cryogenic vessels, structural wind towers, and utility structures manufactured by our Energy Equipment Group; and 4) certain barges manufactured by our Inland Barge Group. However, not all of our products in each of these categories contain 3TGs.
During the due diligence process described above, the Company was unable to validate that the smelters and refiners identified by suppliers actually provided 3TGs used in the manufacturing of our products. Therefore, we are unable to identify the facilities used to process the 3TGs in our products, the country of origin of the necessary 3TGs in these products or the mine or location of origin with the greatest possible specificity. Consequently, we have not presented any smelter or refiner names in this report.
Risk Management Plan
The Company continues to take the following steps in efforts to further mitigate the risk that its necessary 3TGs did not benefit armed groups:

•	Periodically evaluate and continue to communicate its policy to suppliers;

•	Monitor conformity with the OECD Framework;

•	Analyze program results and identify opportunities for improvement;

•	Implement improvements to 3TG data collection, analysis and reporting tools, including additional tools or resources as appropriate;

•	Engage suppliers to obtain current, accurate and complete information about the supply chain, smelters, and refiners;

•	Ongoing dialog with suppliers about expectations to continue due diligence efforts to determine the sources of 3TGs; and

•	Participate in industry initiatives to promote responsible sourcing of 3TGs.
Additional Risk Factors
The statements above are based on the RCOI process and due diligence performed in good faith by Trinity. These statements are based on the infrastructure and information available at the time we performed our procedures.  A number of factors could introduce errors or otherwise affect Trinity’s conflict minerals status.  These factors include, but are not limited to, gaps in supplier data, gaps in smelter data, errors or omissions by suppliers, errors or omissions by smelters, all instances of 3TGs necessary to the functionality or manufacturing of Trinity’s products possibly not yet having been identified, gaps in supplier education and knowledge, timeliness of data, public information not discovered during a reasonable search, errors in public data, language barriers and translation, supplier and smelter unfamiliarity with the relevant protocols, oversights or errors in conflict free smelter audits, Covered Countries sourced materials being declared secondary materials, companies going out of business in 2016, certification programs being not equally advanced for all industry segments and metals, and smuggling of 3TGs from the Covered Countries to countries beyond the Covered Countries.
Independent Private Sector Audit
Pursuant to the Rule, no independent private sector audit was required for the 2016 period.
Forward-Looking Statements
This document contains “forward looking statements” as defined by the Private Securities Litigation Reform Act of 1995 regarding Trinity’s plans to take additional actions as set forth in this report, including, but not limited to, under section “Risk Management Plan.” Trinity’s reporting obligations under the Dodd-Frank Act may change in the future, and its ability to implement certain processes may differ materially from those anticipated or implied in this report. Trinity undertakes no obligation to update any forward looking statement or statements to reflect events or circumstances after the date on which such statement is made.

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